                                                                   Exhibit 12.1

                          PRUDENTIAL FINANCIAL, INC.

                      RATIO OF EARNINGS TO FIXED CHARGES


                             For the Nine
                             Months Ended
                             September 30,  For the Year Ended December 31,
                             ------------- -----------------------------------
                                 2001       2000   1999    1998   1997   1996
                             ------------- ------ ------  ------ ------ ------
                                              (in millions)
Earnings:
  Income from continuing
   operations before income
   taxes....................    $  382     $  727 $2,255  $2,597 $1,370 $1,540
  Undistributed income of
   investees accounted for
   under the equity method..        13         33    (14)     62     13    (60)
  Interest capitalized......         4        --     --      --     --     --
                                ------     ------ ------  ------ ------ ------
    Adjusted earnings.......       365        694  2,269   2,535  1,357  1,600
                                ------     ------ ------  ------ ------ ------

Add fixed charges:
  Interest credited to
   policyholders' account
   balances.................    $1,338     $1,751 $1,811  $1,953 $2,170 $2,251
  Gross interest
   expense(1)...............       548      1,056    863     917    743    618
  One-third of rental
   expense..................       122        169    167     167    165    157
                                ------     ------ ------  ------ ------ ------
  Total fixed charges.......     2,008      2,976  2,841   3,037  3,078  3,026
                                ------     ------ ------  ------ ------ ------
    Total earnings plus
     fixed charges..........    $2,373     $3,670 $5,110  $5,572 $4,435 $4,626
                                ======     ====== ======  ====== ====== ======
Ratio of earnings to fixed
 charges....................      1.18       1.23   1.80    1.83   1.44   1.53
                                ======     ====== ======  ====== ====== ======

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(1) Includes Securities business related interest expense which is included in
    "Net investment income" in the Consolidated Statements of Operations, interest which has been capitalized and amortization of debt discounts, premiums and issue costs.